UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2021

EIGER BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eiger BioPharmaceuticals, Inc.

2155 Park Blvd.

Palo Alto, California 94306

(Address of principal executive offices, including zip code)

(650) 272-6138

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.001 per share)	EIGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On April 5, 2021, Stephana Patton, PhD, Corporate Secretary and General Counsel of Eiger BioPharmaceuticals, Inc. (the “Company”), notified the Company of her decision to resign from the Company effective April 9, 2021 to join a private diagnostic biotechnology company. Dr. Patton’s resignation did not result from any disagreement with the Company on any matter relating to its operations, policies or practices.

(e)

In connection with Dr. Patton’s resignation, Dr. Patton and the Company entered into a separation agreement (the “Separation Agreement”) and a consulting agreement (the “Consulting Agreement”), each dated April 9, 2021. Pursuant to the Consulting Agreement, Dr. Patton has agreed to assist the Company with transition matters and such other matters as the Company and Dr. Patton may agree to from time to time. The equity awards held by Dr. Patton as of April 9, 2021 will continue to vest during the term of the Consulting Agreement. Dr. Patton may also be compensated at a market rate for certain services under the Consulting Agreement. Pursuant to the Separation Agreement, among other things, Dr. Patton will provide a general release and waiver of claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eiger BioPharmaceuticals, Inc.

Dated: April 9, 2021

	By:	/s/ Sriram Ryali
Sriram Ryali
Chief Financial Officer